Exhibit 99.1

BANKUNITED, INC. REPORTS 2015 RESULTS

Miami Lakes, Fla. — January 21, 2016 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter and year ended December 31, 2015.

For the quarter ended December 31, 2015, the Company reported net income of $56.3 million, or $0.52 per diluted share, compared to $46.8 million, or $0.45 per diluted share, for the quarter ended December 31, 2014.

For the year ended December 31, 2015, the Company reported net income of $251.7 million, or $2.35 per diluted share. The Company reported net income of $204.2 million, or $1.95 per diluted share, for the year ended December 31, 2014. Excluding the impact of a discrete income tax benefit and related professional fees recognized in the third quarter of 2015, net income for the year ended December 31, 2015 was $203.1 million, or $1.90 per diluted share.

John Kanas, Chairman, President and Chief Executive Officer, said, “Despite the challenging banking environment, BankUnited had an outstanding quarter with respect to earnings and growth in loans and deposits.”

Performance Highlights

•	During the quarter ended December 31, 2015, the Company completed an underwritten public offering of $400,000,000 aggregate principal amount of its 4.875% senior notes.

•
New loans and leases, including equipment under operating lease, grew by $1.3 billion during the fourth quarter of 2015. For the year ended December 31, 2015, new loans and leases increased by $4.7 billion.

•	Total deposits increased by a record $1.0 billion for the quarter ended December 31, 2015 to $16.9 billion. For the year ended December 31, 2015, total deposits increased by $3.4 billion.

•
Net interest income increased by $31.5 million to $203.0 million for the quarter ended December 31, 2015 from $171.5 million for the quarter ended December 31, 2014. Interest income increased by $42.2 million primarily as a result of an increase in the average balance of loans outstanding. Interest expense increased by $10.7 million due primarily to an increase in average interest bearing liabilities. Net interest income continued to grow quarter over quarter, increasing by $14.0 million compared to the immediately preceding quarter ended September 30, 2015.

•
The net interest margin, calculated on a tax-equivalent basis, was 3.94% for the quarter and year ended December 31, 2015 compared to 4.26% and 4.61% for the quarter and year ended December 31, 2014, respectively. The net interest margin continues to be impacted by the origination of new loans at current market yields lower than those on loans acquired in the FSB Acquisition (as defined below). The net interest margin for the immediately preceding quarter ended September 30, 2015 was 3.88%.

•	As expected, the ratio of non-performing, non-covered loans to total non-covered loans at December 31, 2015 declined to 0.37% from 0.66% at September 30, 2015.

•	Book value and tangible book value per common share grew to $21.65 and $20.90, respectively, at December 31, 2015.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at December 31, 2015 were as follows:

Tier 1 leverage	9.3%

Common Equity Tier 1 ("CET1") risk-based capital	12.6%

Tier 1 risk-based capital	12.6%

Total risk-based capital	13.4%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, increased to $16.6 billion at December 31, 2015 from $12.4 billion at December 31, 2014.  New loans grew to $15.8 billion while loans acquired in the FSB acquisition declined to $877 million at December 31, 2015.

Loan growth for the quarter ended December 31, 2015 was concentrated in the commercial portfolio segment. New commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial lending subsidiaries, grew $1.3 billion to $12.8 billion. New residential loans remained at $2.9 billion during the fourth quarter of 2015.

The New York franchise contributed $623 million to new loan growth for the quarter while the Florida franchise contributed $485 million. The Company's national platforms contributed $147 million of new loan growth and $82 million of growth in the operating lease portfolio.  We refer to our three commercial lending subsidiaries, our mortgage warehouse lending operations, the newly acquired small business finance unit and our residential loan purchase program as national platforms. At December 31, 2015, the new loan portfolio included $5.5 billion, $5.5 billion and $4.7 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Single family residential and home equity	18.4%	22.2%	22.3%	28.6%
Multi-family	21.9%	17.1%	20.9%	15.8%
Commercial real estate	18.4%	15.6%	17.5%	14.4%
Commercial real estate - owner occupied	8.5%	9.0%	8.2%	8.4%
Construction and land	2.2%	1.5%	2.1%	1.4%
Commercial and industrial	17.6%	21.4%	16.7%	19.4%
Commercial lending subsidiaries	12.8%	13.0%	12.1%	11.8%
Consumer	0.2%	0.2%	0.2%	0.2%
	100.0%	100.0%	100.0%	100.0%

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended December 31, 2015 and 2014, the Company recorded provisions for loan losses of $9.9 million and $20.5 million, respectively. Of these amounts, provisions of $8.3 million and $21.6 million, respectively, related to new loans. For the year ended December 31, 2015 and 2014, the Company recorded provisions for loan losses of $44.3 million and $41.5 million, respectively. Of these amounts, provisions of $42.1 million and $41.7 million, respectively, related to new loans.

The provision for loan losses for the quarter and year ended December 31, 2015 reflected continued growth in the new loan portfolio. The decrease in the provision for loan losses for the fourth quarter of 2015 compared to the fourth quarter of 2014 reflects the impact of decreases in the provision related to loans individually determined to be impaired and a decline in loss rates used to calculate general reserves.

Asset quality remains strong. The ratio of non-performing, non-covered loans to total non-covered loans was 0.37% and 0.29% at December 31, 2015 and December 31, 2014, respectively. The ratio of total non-performing loans to total loans was 0.43% at December 31, 2015 and 0.31% at December 31, 2014. At December 31, 2015, non-performing assets totaled $82.7 million, including $11.2 million of other real estate owned (“OREO”) and other foreclosed assets, compared to $52.8 million, including $13.8 million of OREO, at December 31, 2014. Non-covered, non-performing assets totaled $61.5 million, or 0.26% of total assets, at December 31, 2015 compared to 0.44% at September 30, 2015 and 0.17% at December 31, 2014. The ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans was 204.45% and 281.54% at December 31, 2015 and December 31, 2014, respectively. The ratio of net charge-offs to average non-covered loans was 0.09% for the year ended December 31, 2015, compared to 0.08% for the year ended December 31, 2014.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended December 31, 2015				Three Months Ended December 31, 2014
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$3,485	$114,800	$118,285	$—	$5,789	$73,079	$78,868
Provision (recovery)	—	1,584	8,340	9,924	—	(1,035)	21,558	20,523
Charge-offs	—	(222)	(2,533)	(2,755)	—	(810)	(3,386)	(4,196)
Recoveries	—	21	353	374	—	248	99	347
Balance at end of period	$—	$4,868	$120,960	$125,828	$—	$4,192	$91,350	$95,542

	Year Ended December 31, 2015				Year Ended December 31, 2014
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$4,192	$91,350	$95,542	$2,893	$9,502	$57,330	$69,725
Provision (recovery)	—	2,251	42,060	44,311	2,311	(2,554)	41,748	41,505
Charge-offs	—	(1,680)	(13,719)	(15,399)	(5,204)	(3,496)	(8,754)	(17,454)
Recoveries	—	105	1,269	1,374	—	740	1,026	1,766
Balance at end of period	$—	$4,868	$120,960	$125,828	$—	$4,192	$91,350	$95,542

Deposits

At December 31, 2015, deposits totaled $16.9 billion compared to $13.5 billion at December 31, 2014.  Deposits in New York totaled $3.3 billion and $1.6 billion, respectively, at December 31, 2015 and December 31, 2014. The average cost of total deposits was 0.62% for the quarter ended December 31, 2015, compared to 0.61% for the immediately preceding quarter ended September 30, 2015 and 0.61% for the quarter ended December 31, 2014. The average cost of interest bearing deposits was 0.75% for the quarter ended December 31, 2015, compared to 0.74% for the immediately preceding quarter ended September 30, 2015 and 0.76% for the quarter ended December 31, 2014. The average cost of deposits was 0.61% for the years ended December 31, 2015 and 2014.

Net interest income

Net interest income for the quarter ended December 31, 2015 increased to $203.0 million from $171.5 million for the quarter ended December 31, 2014. Net interest income was $745.7 million for the year ended December 31, 2015, compared to $677.1 million for the year ended December 31, 2014. Increases in net interest income reflected increases in interest income, partially offset by increases in interest expense. The increases in interest income were attributable to increases in the average balance of loans and investment securities outstanding, partially offset by a decline in the related average yields. Interest expense increased due primarily to an increase in average interest bearing liabilities.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.94% for the quarter ended December 31, 2015 compared to 4.26% for the quarter ended December 31, 2014 . Net interest margin, calculated on a tax-equivalent basis, was

3.94% for the year ended December 31, 2015, compared to 4.61% for the year ended December 31, 2014. Significant factors impacting this expected trend in net interest margin for the quarter and year ended December 31, 2015 included:

•
The tax-equivalent yield on loans declined to 5.34% and 5.40% for the quarter and year ended December 31, 2015 compared to 5.89% and 6.44% for the quarter and year ended December 31, 2014, primarily because new loans, originated at yields lower than those on loans acquired in the FSB Acquisition, comprised a greater percentage of total loans.

•	The tax-equivalent yield on new loans was 3.51% and 3.50% for the quarter and year ended December 31, 2015 compared to 3.52% and 3.56% for the quarter and year ended December 31, 2014.

•
The tax-equivalent yield on loans acquired in the FSB Acquisition increased to 35.76% and 30.29% for the quarter and year ended December 31, 2015 from 27.15% and 27.09% for the quarter and year ended December 31, 2014.

•	The tax-equivalent yield on investment securities decreased to 2.77% and 2.59% for the quarter and year ended December 31, 2015 from 2.82% and 2.80% for the quarter and year ended December 31, 2014.

•
The average rate on interest bearing liabilities increased to 0.89% for the quarter ended December 31, 2015 from 0.86% for the quarter ended December 31, 2014, reflecting the impact of the senior notes issued in the fourth quarter of 2015. The average rate on interest bearing liabilities declined to 0.84% for the year ended December 31, 2015 from 0.87% for year ended December 31, 2014, primarily due to lower rates on time deposits and FHLB advances.

The Company’s net interest margin, calculated on a tax-equivalent basis, of 3.94% for the quarter ended December 31, 2015 increased from 3.88% for the immediately preceding quarter ended September 30, 2015. The primary drivers of this increase were increases in the tax-equivalent yields on loans acquired in the FSB Acquisition and on investment securities.
The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the years ended December 31, 2015 and 2014 were as follows (in thousands):

Balance at December 31, 2013	$1,158,572
Reclassifications from non-accretable difference	185,604
Accretion	(338,864)
Balance at December 31, 2014	1,005,312
Reclassifications from non-accretable difference	192,291
Accretion	(295,038)
Balance at December 31, 2015	$902,565

Non-interest income

Non-interest income totaled $29.3 million and $102.2 million, respectively, for the quarter and year ended December 31, 2015 compared to $19.0 million and $84.2 million, respectively, for the quarter and year ended December 31, 2014.

The provision for (recovery of) loan losses for covered loans, net income from resolution of covered assets, gain (loss) on sale of covered loans and loss (gain) related to covered OREO all relate to transactions in the covered assets. The line item Net loss on FDIC indemnification represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter and year ended December 31, 2015 was $3.2 million and $16.4 million, respectively, compared to $1.8 million and $26.0 million, respectively, for the quarter and year ended December 31, 2014.

The variance in the impact on pre-tax earnings of these transactions in covered assets for the year ended December 31, 2015 compared to the year ended December 31, 2014 related primarily to sales of covered loans. The Company recognized net gains on the sale of covered loans of $34.9 million for the year ended December 31, 2015 and a related net loss on FDIC indemnification of $(28.1) million, resulting in a pre-tax impact of $6.9 million. For the year ended December 31, 2014, the Company recognized net gains on the sale of covered loans of $20.4 million, and a related net loss on FDIC indemnification of $(5.3) million, resulting in a pre-tax impact of $15.0 million. The gain recognized for the year ended December 31, 2015 related to the sale of covered residential loans while the gain recognized for the year ended December 31, 2014 related primarily to the sale of covered commercial loans prior to the termination of the Commercial Shared Loss Agreement with the FDIC. The net loss on FDIC indemnification related to covered loan sales for the year ended December 31, 2014 did not bear the 80% relationship to the net gain on sale that might generally be expected primarily because indemnification is determined based on the unpaid principal balance of the loans sold rather than carrying value and because proceeds in excess of the unpaid principal balance are not subject to sharing with the FDIC.

Increases in income from lease financing for the year ended December 31, 2015 corresponded to growth in the portfolio of equipment under operating lease.

Non-interest expense

Non-interest expense totaled $136.8 million and $506.7 million, respectively, for the quarter and year ended December 31, 2015 compared to $108.5 million and $426.5 million, respectively, for the quarter and year ended December 31, 2014. The most significant component of the increase in non-interest expense for the quarter and year ended December 31, 2015 was the increase in amortization of the FDIC indemnification asset.

Amortization of the FDIC indemnification asset was $32.5 million and $109.4 million, respectively, for the quarter and year ended December 31, 2015 compared to $20.6 million and $69.5 million, respectively, for the quarter and year ended December 31, 2014. The amortization rate increased to 16.66% and 12.68%, respectively, for the quarter and year ended December 31, 2015 from 8.16% and 6.41%, respectively, for the quarter and year ended December 31, 2014. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Increases in employee compensation and benefits, occupancy and equipment, deposit insurance expense and other non-interest expense for the quarter and year ended December 31, 2015 over the corresponding periods in 2014 primarily reflect the overall growth of the Company.

Increases in depreciation of equipment under operating lease for the quarter and year ended December 31, 2015 generally correspond to growth in the portfolio of equipment under operating lease.

Provision for income taxes

The effective income tax rate was 34.2% and 15.2%, respectively, for the quarter and year ended December 31, 2015, compared to 23.9% and 30.4%, respectively, for the quarter and year ended December 31, 2014. The effective income tax rate for the year ended December 31, 2015 reflects a discrete income tax benefit of $49.3 million. The tax benefit, predicated on guidance issued by the IRS in 2015, relates to the Company's ability to claim additional tax basis in certain assets acquired in the FSB Acquisition. The effective income tax rate for the quarter ended December 31, 2014 reflects the impact of changes in state income tax positions and benefits resulting from state income tax law changes.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at December 31, 2015 (in thousands except share and per share data):

Total stockholders’ equity	$2,243,898
Less: goodwill and other intangible assets	78,330
Tangible stockholders’ equity	$2,165,568

Common shares issued and outstanding	103,626,255

Book value per common share	$21.65

Tangible book value per common share	$20.90

Net income and earnings per diluted common share excluding the impact of a discrete income tax benefit and related professional fees are non-GAAP financial measures. Management believes disclosure of these measures enhances readers' ability to compare the Company's financial performance for the current period to that of other periods presented. The following table reconciles these non-GAAP financial measurements to the comparable GAAP financial measurements of net income and earnings per diluted share for the year ended December 31, 2015 (in thousands except share and per share data):

Year ended December 31, 2015
Net income excluding the impact of a discrete income tax benefit and related professional fees:
Net income (GAAP)	$251,660
Less discrete income tax benefit	(49,323)
Add back related professional fees, net of tax of $524	801
Net income excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)	$203,138

Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees:
Diluted earnings per common share (GAAP)	$2.35
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees (non-GAAP)	(0.47)
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	0.02
Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)	$1.90

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees:
Discrete income tax benefit and related professional fees, net of tax	$(48,522)
Weighted average shares for diluted earnings per share (GAAP)	102,972,150
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees (non-GAAP)	$(0.47)

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities:
Discrete income tax benefit and related professional fees, net of tax, allocated to participating securities	$1,881
Weighted average shares for diluted earnings per share (GAAP)	102,972,150
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	$0.02

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, January 21, 2016 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 22044064. A replay of the call will be available from 12:00 p.m. ET on January 21st through 11:59 p.m. ET on January 28th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 22044064. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $23.9 billion at December 31, 2015, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 98 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at December 31, 2015.
The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $3.8 billion.  The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of December 31, 2015.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com

or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	December 31, 2015	December 31, 2014
ASSETS
Cash and due from banks:
Non-interest bearing	$31,515	$46,268
Interest bearing	39,613	33,979
Interest bearing deposits at Federal Reserve Bank	192,366	100,596
Federal funds sold	4,006	6,674
Cash and cash equivalents	267,500	187,517
Investment securities available for sale, at fair value	4,859,539	4,585,694
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	219,997	191,674
Loans held for sale	47,410	1,399
Loans (including covered loans of $809,540 and $1,043,864)	16,636,603	12,414,769
Allowance for loan and lease losses	(125,828)	(95,542)
Loans, net	16,510,775	12,319,227
FDIC indemnification asset	739,880	974,704
Bank owned life insurance	225,867	215,065
Equipment under operating lease, net	483,518	314,558
Deferred tax asset, net	105,577	117,215
Goodwill and other intangible assets	78,330	68,414
Other assets	335,074	225,062
Total assets	$23,883,467	$19,210,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,874,533	$2,714,127
Interest bearing	1,167,537	899,696
Savings and money market	8,288,340	5,896,007
Time	4,608,091	4,001,925
Total deposits	16,938,501	13,511,755
Federal Home Loan Bank advances	4,008,464	3,307,932
Notes and other borrowings	402,545	10,627
Other liabilities	290,059	327,681
Total liabilities	21,639,569	17,157,995

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 103,626,255 and 101,656,702 shares issued and outstanding	1,036	1,017
Paid-in capital	1,406,786	1,353,538
Retained earnings	813,894	651,627
Accumulated other comprehensive income	22,182	46,352
Total stockholders' equity	2,243,898	2,052,534
Total liabilities and stockholders' equity	$23,883,467	$19,210,529

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Interest income:
Loans	$208,218	$167,679	$753,901	$667,237
Investment securities	31,424	30,279	116,817	108,662
Other	2,760	2,269	10,098	7,845
Total interest income	242,402	200,227	880,816	783,744
Interest expense:
Deposits	25,333	19,967	91,151	72,961
Borrowings	14,074	8,758	44,013	33,690
Total interest expense	39,407	28,725	135,164	106,651
Net interest income before provision for loan losses	202,995	171,502	745,652	677,093
Provision for (recovery of) loan losses (including $1,584, $(1,035), $2,251 and $(243) for covered loans)	9,924	20,523	44,311	41,505
Net interest income after provision for loan losses	193,071	150,979	701,341	635,588
Non-interest income:
Income from resolution of covered assets, net	9,397	9,326	50,658	49,082
Net loss on FDIC indemnification	(12,918)	(6,638)	(65,942)	(46,396)
FDIC reimbursement of costs of resolution of covered assets	18	789	859	4,440
Service charges and fees	4,296	4,185	17,876	16,612
Gain (loss) on sale of loans, net (including gain (loss) related to covered loans of $8,219, $(2,226), $34,929 and $20,369)	10,943	(2,065)	40,633	21,047
Gain on investment securities available for sale, net	2,987	2,703	8,480	3,859
Lease financing	9,687	8,916	35,641	21,601
Other non-interest income	4,842	1,830	14,019	13,920
Total non-interest income	29,252	19,046	102,224	84,165
Non-interest expense:
Employee compensation and benefits	53,464	46,210	210,104	195,218
Occupancy and equipment	19,277	18,275	75,484	70,520
Amortization of FDIC indemnification asset	32,537	20,587	109,411	69,470
Deposit insurance expense	4,561	2,333	14,257	9,348
Professional fees	4,112	3,515	14,185	13,178
Telecommunications and data processing	3,346	3,476	13,613	13,381
Depreciation of equipment under operating lease	5,847	2,801	18,369	8,759
Other non-interest expense	13,667	11,292	51,249	46,629
Total non-interest expense	136,811	108,489	506,672	426,503
Income before income taxes	85,512	61,536	296,893	293,250
Provision for income taxes	29,249	14,702	45,233	89,035
Net income	$56,263	$46,834	$251,660	$204,215
Earnings per common share, basic	$0.53	$0.45	$2.37	$1.95
Earnings per common share, diluted	$0.52	$0.45	$2.35	$1.95
Cash dividends declared per common share	$0.21	$0.21	$0.84	$0.84

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended December 31,
	2015			2014
	Average Balance	Interest (1)	Yield / Rate (1) (2)	Average Balance	Interest (1)	Yield / Rate (1)(2)
Assets:
Interest earning assets:
Loans	$15,872,239	$212,870	5.34%	$11,565,407	$170,966	5.89%
Investment securities (3)	4,792,805	33,136	2.77%	4,401,576	31,055	2.82%
Other interest earning assets	525,542	2,760	2.09%	495,275	2,269	1.82%
Total interest earning assets	21,190,586	248,766	4.68%	16,462,258	204,290	4.95%
Allowance for loan and lease losses	(122,719)			(82,923)
Non-interest earning assets	2,031,537			1,926,249
Total assets	$23,099,404			$18,305,584
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,290,496	1,902	0.58%	$898,116	984	0.43%
Savings and money market deposits	7,586,158	11,044	0.58%	5,616,832	7,603	0.54%
Time deposits	4,587,946	12,387	1.07%	3,933,781	11,380	1.15%
Total interest bearing deposits	13,464,600	25,333	0.75%	10,448,729	19,967	0.76%
FHLB advances	3,973,249	11,314	1.13%	2,847,012	8,443	1.18%
Notes and other borrowings	202,146	2,760	5.42%	10,672	315	11.71%
Total interest bearing liabilities	17,639,995	39,407	0.89%	13,306,413	28,725	0.86%
Non-interest bearing demand deposits	2,833,792			2,650,525
Other non-interest bearing liabilities	380,630			283,812
Total liabilities	20,854,417			16,240,750
Stockholders' equity	2,244,987			2,064,834
Total liabilities and stockholders' equity	$23,099,404			$18,305,584
Net interest income		$209,359			$175,565
Interest rate spread			3.79%			4.09%
Net interest margin			3.94%			4.26%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Years Ended December 31,
	2015			2014
	Average Balance	Interest (1)	Yield / Rate (1)	Average Balance	Interest (1)	Yield / Rate (1)
Assets:
Interest earning assets:
Loans	$14,263,617	$769,789	5.40%	$10,536,287	$678,274	6.44%
Investment securities (2)	4,672,032	121,221	2.59%	3,984,543	111,471	2.80%
Other interest earning assets	481,716	10,098	2.10%	453,252	7,845	1.73%
Total interest earning assets	19,417,365	901,108	4.64%	14,974,082	797,590	5.33%
Allowance for loan and lease losses	(108,875)			(76,606)
Non-interest earning assets	1,985,421			1,928,564
Total assets	$21,293,911			$16,826,040
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,169,921	5,782	0.49%	$773,655	3,254	0.42%
Savings and money market deposits	6,849,366	37,744	0.55%	5,092,444	25,915	0.51%
Time deposits	4,305,857	47,625	1.11%	3,716,611	43,792	1.18%
Total interest bearing deposits	12,325,144	91,151	0.74%	9,582,710	72,961	0.76%
FHLB advances	3,706,288	40,328	1.09%	2,613,156	32,412	1.24%
Notes and other borrowings	58,791	3,685	6.27%	10,768	1,278	11.87%
Total interest bearing liabilities	16,090,223	135,164	0.84%	12,206,634	106,651	0.87%
Non-interest bearing demand deposits	2,732,654			2,366,621
Other non-interest bearing liabilities	305,519			235,930
Total liabilities	19,128,396			14,809,185
Stockholders' equity	2,165,515			2,016,855
Total liabilities and stockholders' equity	$21,293,911			$16,826,040
Net interest income		$765,944			$690,939
Interest rate spread			3.80%			4.46%
Net interest margin			3.94%			4.61%

(1) On a tax-equivalent basis where applicable
(2) At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
c	2015	2014	2015	2014
Basic earnings per common share:
Numerator:
Net income	$56,263	$46,834	$251,660	$204,215
Distributed and undistributed earnings allocated to participating securities	(2,163)	(1,777)	(9,742)	(7,991)
Income allocated to common stockholders for basic earnings per common share	$54,100	$45,057	$241,918	$196,224
Denominator:
Weighted average common shares outstanding	103,552,654	101,657,597	103,187,530	101,574,076
Less average unvested stock awards	(1,147,535)	(1,110,377)	(1,128,416)	(1,117,869)
Weighted average shares for basic earnings per common share	102,405,119	100,547,220	102,059,114	100,456,207
Basic earnings per common share	$0.53	$0.45	$2.37	$1.95
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$54,100	$45,057	$241,918	$196,224
Adjustment for earnings reallocated from participating securities	13	3	54	16
Income used in calculating diluted earnings per common share	$54,113	$45,060	$241,972	$196,240
Denominator:
Weighted average shares for basic earnings per common share	102,405,119	100,547,220	102,059,114	100,456,207
Dilutive effect of stock options	1,046,112	132,399	913,036	139,606
Weighted average shares for diluted earnings per common share	103,451,231	100,679,619	102,972,150	100,595,813
Diluted earnings per common share	$0.52	$0.45	$2.35	$1.95

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Financial ratios (5)
Return on average assets	0.97%	1.02%	1.18%	1.21%
Return on average stockholders’ equity	9.94%	9.00%	11.62%	10.13%
Net interest margin (4)	3.94%	4.26%	3.94%	4.61%

	December 31, 2015	December 31, 2014
Capital ratios
Tier 1 leverage	9.3%	10.7%
CET1 risk-based capital	12.6%	N/A
Tier 1 risk-based capital	12.6%	15.5%
Total risk-based capital	13.4%	16.3%

	December 31, 2015		December 31, 2014
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.37%	0.43%	0.29%	0.31%
Non-performing assets to total assets (2)	0.26%	0.35%	0.17%	0.27%
Allowance for loan and lease losses to total loans (3)	0.76%	0.76%	0.80%	0.77%
Allowance for loan and lease losses to non-performing loans (1)	204.45%	175.90%	281.54%	244.69%
Net charge-offs to average loans	0.09%	0.10%	0.08%	0.15%

(1) We define non-performing loans to include non-accrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2) Non-performing assets include non-performing loans, OREO and other foreclosed assets.

(3) Total loans include premiums, discounts, and deferred fees and costs.

(4) On a tax-equivalent basis.

(5) Annualized for the three month periods.